UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2016

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-84976
(Commission File Number)

98-0358040
(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events

Lamperd Less Lethal Receives Fifth Large Order from Major Distributor

Sales Growth Continues Due to Rising Demand for Advanced Security Products and New Product Introduction

SARNIA, ON--(November 28, 2016) - Lamperd Less Lethal, Inc. ( OTC : LLLI ) has now received a fifth purchase order from Lockhart Tactical (http://www.lockharttactical.com/).

Lamperd has developed a new pepper spray grenade that has the less lethal industry buzzing with excitement. We are currently in talks with a large U.S. police force who are especially interested in this product. The excitement is caused by the products ability to explode in the air and cover 200 square feet without any harmful fall out to anyone while protecting the police forces and military personnel using it. The “grenade’ only weighs 1.5 ounces making it easy to carry and throw. Lamperd knows of no other product like it anywhere else. Lamperd expects this product to be the future for riot and crowd control!

About the Company

Lamperd Less Lethal, Inc. (LLLI) is a developer, manufacturer and international sales company for advanced less lethal weapons, ammunition and other security products marketed to police, correctional, military and private security forces of any NATO country. The company sells over 300 different products including small & large caliber projectile guns, flash grenades, pepper spray grenades, 37mm & 40mm launching systems and interlocking riot shields. Lamperd also offers advisory services and hands-on training classes run by highly accredited instructors.

Safe Harbor for Forward-Looking Statements:

This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Contact:

Lamperd Less Lethal, Inc.
Barry Lamperd, President
(519) 344-4445
http://www.lllico.com/ or http://www.lamperdlesslethal.com/

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

Date: November 28, 2016	By:	/s/ Barry Lamperd
Barry Lamperd
President

3